EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-20549, No. 333-65459, No. 333-38568, No. 333-88836 and No. 333-107645 of Powerwave Technologies, Inc. on Form S-8, Registration Statements No. 333-81384 and 333-107633 of Powerwave Technologies, Inc. on Form S-3 and Registration Statement No. 333-112182 of Powerwave Technologies, Inc. on Form S-4 of our report dated March 10, 2005, relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc., appearing in this Amendment No. 1 to Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2005.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

April 7, 2005